ACORN DERIVATIVES MANAGEMENT CORP.

COMPLIANCE Code of Ethics

Revised as of Aug 2011

© 2005 - 2008, Seward & Kissel LLP - All rights reserved.

H.	CODE OF ETHICS - PERSONAL TRADING PROCEDURES; GIFTS AND BUSINESS ENTERTAINMENT POLICY

1.	The Adviser and its personnel may not effect transactions for their own accounts in the same securities purchased and sold for the accounts of the Adviser’s clients. However, the Adviser and its personnel are permitted to invest in a fund managed by the Adviser, and would therefore receive the same price and execution as all other investors in that fund. To ensure that trading by the Adviser’s personnel is conducted in a manner that does not adversely affect the Adviser’s clients and in a manner consistent with the fiduciary duty owed by the Adviser to its clients, the Adviser has adopted a code of ethics (the “Code”) and policies governing personal securities transactions attached as Appendix H. (Rule 204A-1).

2.	The Adviser and its personnel may only give gifts, services or other items to any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser with the prior approval of senior management or the Compliance Officer. Additionally, the Adviser and its personnel must notify senior management and the Compliance Officer upon receipt of gifts, services or other items from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser. To ensure that these exchanges are conducted in a manner that does not adversely affect the Adviser’s clients and in a manner consistent with the fiduciary duty owed by the Adviser to its clients, the Adviser has adopted policies and procedures governing gifts and business entertainment attached as Appendix H1.

APPENDIX H

CODE OF ETHICS

(Best Practices-Annotated)

Adopted February 5, 2004

[Revised as of January 2008]

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.	DEFINITIONS

1.	Access Person means any partner, officer, director or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

5.	Personal Account means any account in which a Covered Person has any beneficial ownership.

6.	Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.	Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) the Adviser is researching, analyzing or considering buying or selling for a client.

8.	Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•

Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.	IRESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Prohibitions on Trading in Securities. A Covered Person may not execute any personal securities transaction of any kind in securities currently traded for the firm’s clients, or the securities of any current clients.

3.	Initial Public Offerings, Private Placements and Limited Offerings. A Covered Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction in any initial public offering, private placement or limited offering. Based on the investment strategy of the Adviser, fixed income offerings are specifically exempted from this requirement.

Any approval given under this paragraph will remain in effect for 24 hours.

4.	Private Placements. A Covered Person may, if accepted by the General Partner, acquire a beneficial ownership in a fund in which the Adviser is the General Partner, with prior notice to the Compliance Officer.

5.	Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company, including a publicly traded company (but excluding non-profit organizations, unless such non-profit organization is a client) without prior written approval of the Compliance Officer. At the time a Covered Person submits the initial holdings report in accordance with Section V(1) of this Code of Ethics, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role, and must immediately notify the Compliance Officer of any change thereafter.

6.	Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.	REPORTING

1.	Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.	the names of any brokerage firms or banks where the Covered Person has an account in which ANY securities are held.

b.	The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser. Covered Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment C.

2.	New Accounts. Each Covered Person must notify the Compliance Officer promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.	Quarterly Reporting of Securities Transactions. All Covered Persons must submit to the Compliance Officer a report of their securities transactions no later than 30 days after the end of each calendar quarter. The report must set forth each transaction in a Reportable Security in which the Covered Person had any beneficial interest during the period covered by the report. In lieu of listing every transaction, the Covered Person may direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Compliance Officer with duplicate copies the Covered Person’s monthly and quarterly brokerage statements.

4.	Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.	Covered Persons must report immediately any suspected violations to the Compliance Officer.

VI.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

All Broker’s periodic statements of Covered Persons may be kept electronically in a computer database.

VII.	OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment or such other form as may be approved by the Compliance Officer.

2.	Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with restricted securities as defined in Section IV(2) above. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the senior management of the Adviser. An officer of the Adviser will review the Compliance Officer’s transactions and preclearance requests.

3.	Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.	ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code of Ethics in Item 11 of Part 2 and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

VIII.  CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

APPENDIX H

ATTACHMENT B

ACORN DERIVATIVES MANAGEMENT CORP.

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

[Revised as of January 2008]

Covered Persons must complete this Preclearance Form prior to engaging in any transaction in Initial Public Offerings, Private Placements and Limited Offerings, excepted as exempted in the Code of Ethics.

Investment Information

Issuer:

Equity Investments: Cmn	Pfd

Number of shares

Transaction Information

Transaction Type (please circle):
Purchase	Sale Short Sale
Estimated Trade Date:
Estimated Price:
Broker/Dealer:

Is the investment an initial public offering?	Y	N
Is the investment a private placement or investment opportunity of limited availability?	Y	N

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of the Compliance Officers signature.

Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved	Y	N

Compliance Officer:                                                                                                               Date:

Reason if denied:

APPENDIX H

ATTACHMENT B

ACORN DERIVATIVES MANAGEMENT CORP.

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

[Revised as of January 2008]

To:	Compliance Officer

From:	Covered Person

Subject:	Personal Securities Transactions

Pursuant to the Code, you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include all holdings of shares of open end investment companies (mutual funds).

Kindly complete the form below and return it to the Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became a Covered Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space - or attach copies of all brokerage statements.)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:

Print Name:

Date:

APPENDIX H

ATTACHMENT C

ACORN DERIVATIVES MANAGEMENT CORP.

QUARTERLY TRANSACTION REPORT

(Revised as of January 2008)

This report must be submitted to the Compliance Officer no later than 30 days after the end of a calendar quarter.

Covered Person:

Period of Report: From              to

Date	Issuer	Quantity	Buy/Sell/SellShort	Price	Broker

I certify that I have reported on this form all transactions in Reportable Securities which I had any direct or indirect beneficial ownership during the period covered by this report.

Signature:	Date:

Compliance Officer:

ACORN DERIVATIVES MANAGEMENT CORP.

REPORT ON OUTSIDE BUSINESS ACTIVITIES

(Revised as of January 2008)

To:	Compliance Officer

From:

Subject:	Outside Business Activities

Adviser personnel are not permitted to serve on the board of directors of any company, including a publicly traded company (but excluding non-profit organizations), without prior written authorization from the Compliance Officer.

Pursuant to the Code, you are required to submit to the Compliance Officer a description of any business activities outside of the Adviser in which you have a significant role, including all board of directors’ seats or offices that you hold. Please describe your outside business activities in the space provided below.

Additionally, please include information as to whether any family members serve on the boards of directors of any company, including a publicly traded company, are otherwise employed by such publicly-traded company or are employed by a brokerage firm or investment bank. Relevant information includes such family member’s name, their relation to you, the company for which such family member works and their title within the organization.

If you do not have an outside business activity, and if no family members are employed by a publicly traded company, please check the following box: I=1

Date:
Signature

Print Name:

APPENDIX HI

GIFTS AND BUSINESS ENTERTAINMENT POLICY

Adopted February 5, 2004

[Revised as of January 2008]

A Covered Person is prohibited from using his or her position at the Adviser to obtain an item of value from any person or company that does business with the Adviser. Covered Persons are prohibited from accepting any gift greater than $100 in value from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.

Reporting/Recordkeeping

•

Gifts - Each Covered Person must report upon receipt any gifts in excess of de minimis value received in connection with the Covered Person’s employment to senior management and the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

•

Business Entertainment - Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Any such event must be approved by the Compliance Officer.

•	Recordkeeping - The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.